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                              EMPLOYMENT AGREEMENT

                                   DATED AS OF

                                February 20, 1998



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                         EXECUTIVE EMPLOYMENT AGREEMENT


               EMPLOYMENT AGREEMENT ("Agreement") dated as of February, 20 1998 between Universal Compression, Inc., a Texas corporation (the "Company"), Universal Compression Holdings, Inc., a Delaware corporation ("Holdings") and Ernie Danner (the "Executive").

               WHEREAS, Tidewater, Inc. ("Tidewater") has agreed to sell Tidewater Compression Service, Inc. ("TCS") to TW Acquisition Corporation ("TW") pursuant to a Stock Purchase Agreement, dated as of December 18, 1997, between TW and Tidewater (the "Stock Purchase Agreement");

               WHEREAS, TW is a direct wholly-owned subsidiary of Holdings;

               WHEREAS, immediately after the consummation of such sale (the "Closing"), TW will be merged into TCS and TCS will change its name to Universal Compression, Inc.;

               WHEREAS, the Executive has provided financial and advisory services to the Company;

               WHEREAS, the parties wish to terminate all prior employment agreements upon the effective date of this Agreement; and

               WHEREAS, the parties wish to establish the terms of Executive's future employment with the Company.


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               Accordingly, the parties agree as follows:

               1.     Employment, Duties and Acceptance.

                      1.1 Employment by the Company. The Company shall employ the Executive effective upon the date of the Closing (the "Closing Date"), for itself and its affiliates, to render exclusive and full-time services to the Company. The Executive will serve in the capacity of Executive Vice President - Chief Financial Officer of the Company. The Executive will perform such duties as are imposed on the holder of that office by the By-laws of the Company and such other duties as are customarily performed by one holding such positions in the same or similar businesses or enterprises as those of the Company. The Executive will perform such other duties as may be assigned to him from time to time by the Company's President. The Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company. This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as a member of the board of directors of any companies, businesses, or charitable organizations, so long as such investments or companies do not compete with the Company and Holdings.


                      1.2 Acceptance of Employment by the Executive. The Executive accepts such employment and shall render the services described above. If requested, the Executive agrees, in addition, to render, without additional compensation, the services described above in the capacity of Executive Vice President - Chief Financial Officer of Holdings.

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               2.     Duration of Employment.

                      This Agreement and the employment relationship hereunder will continue in effect for three (3) years from the Closing Date through the third anniversary date thereof. It may be extended by mutual, written agreement at any time. Notwithstanding the foregoing, in the event that a "Change in Control" (as herein defined) occurs during the original or any extended term of this Agreement, this Agreement shall automatically be extended to a date which is the second anniversary of such Change in Control. In addition, the provisions of Section 9 relating to a Change in Control will, notwithstanding the expiration of this Agreement, continue until the Board of Directors terminates said provision. In the event of the Executive's termination of employment during the term of this Agreement, the Company's obligation to continue to pay all base salary, bonus and other benefits then accrued shall terminate except as may be provided for in Sections 6.1, 6.2, 6.3, 6.4, and 7 of this Agreement .

               3.     Compensation by the Company.

                      3.1 Base Salary. As compensation for all services rendered pursuant to this Agreement after the Closing Date, the Company will pay to the Executive an annual base salary ("Base Salary") of ONE HUNDRED THIRTY-FIVE THOUSAND DOLLARS ($135,000), payable in equal semi-monthly installments of $5,625. The Board of Directors in its sole discretion may increase but not reduce the Base Salary. The Board of Directors of the Company will review Executive's Base Salary within six months after the effective date hereof.

                      3.2. Annual Bonuses. The Executive shall be entitled to receive from the Company an annual cash bonus on or before 60 days after the end of each of the Company's fiscal years (including partial years on a pro-rata basis) in a target amount equal to 60% of Base Salary based upon awards or formulas determined by the Compensation Committee of the Board

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of Directors of the Company (the "Compensation Committee") (in the case of 1998, within 90 days of the Closing Date). Such award or formula shall be based upon the Company's results in relation to budget.


                      3.3 Closing Bonus. For services rendered to date, Holdings will pay to the Executive a bonus upon Closing (the "Closing Bonus") of (i) $100,000 in cash, (ii) 4,000 shares of Holdings Series A Preferred Stock and
(iii) 1000 shares of Holdings Common Stock.

                      3.4 Grant of Stock Option. (a) The Executive is hereby granted an option that will expire on the tenth anniversary date of the date hereof pursuant to the Stock Option Agreement attached as Exhibit A hereto to purchase from Holdings 4,780 shares of Holdings Common Stock at an exercise price of $50 per share.

                      (b) The Company and Holdings have adopted an Incentive Stock Option Plan which provides for the grant of stock options which are "qualified" or "Incentive Stock Options" under Section 422 of the Code as well as options that are not so qualified. The Option as is granted to the Executive under Section 3.4(a) shall become exercisable to the maximum extent permissible under such Plan, such option shall be deemed an Incentive Stock Option and the balance, if any, of such option shall be deemed a Non-Qualified Stock Option, in each case, under such Plan.

                      3.5 Participation in Employee Benefit Plans. The Executive shall be permitted, during the term of this Agreement, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan or similar benefit plan of the Company, which may be available to other executives of the Company generally, on the same terms as such other executives. Such plan shall be put into place by the Compensation Committee no later than 90 days after the Closing Date. Executive shall be

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entitled to four weeks of paid vacation and all customary holidays each year during the term of this Agreement in accordance with the Company's policies as the same may be established from time to time. Promptly following the execution of this Agreement, the Company shall establish a nonqualified Supplemental Savings Plan which provides benefits that the Executive would have otherwise accrued under Tidewater's Supplemental Savings Plan but for the limitations imposed under Section 415 of the Internal Revenue Code of 1986, as amended (the "Code").

                      3.6 Profit Sharing Plan. During the term of this Agreement, Executive shall not participate in the Company's nonqualified cash profit sharing plan applicable to employees generally.

                      3.7 Club Membership. During the term of this Agreement, the Company shall pay or reimburse the Executive for the initiation fee and membership dues of a private club selected by the Executive upon presentation of statements or vouchers or such other supporting information as may be required.

               4.     [INTENTIONALLY OMITTED]


               5.     Registration Rights.

                      In consideration, in part, for Executive's agreement hereunder to be employed by the Company and Holdings, Holdings is granting Executive certain rights to register his shares of Common Stock pursuant to a Registration Rights Agreement with the Executive being entered into concurrently herewith.

               6.     Termination.

                      6.1 Termination Upon Death. If the Executive dies during the term hereof, the Executive's legal representatives shall be entitled to receive the Executive's base salary and accrued bonus for the period ending on the last day of the month in which the death of

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the Executive occurs. In the event of the Executive's death during the term of this Agreement, the Company shall purchase from the Executive's estate or legal representatives any and all shares of Holdings stock which the Executive owned and for each share of Holdings stock subject to an unexercised option shall pay an amount equal to the excess of the per share amount determined pursuant to the next sentence over the exercise price for such option. The Company shall purchase said stock within 60 days after the death of the Executive at a price based upon a formula to be agreed upon within 90 days of the Closing Date. Notwithstanding the foregoing, the Company's obligation to purchase and/or pay shall be suspended for any period that the Company or Holdings is precluded by any credit agreement or similar facility to which either of them is a party from making such purchase or payment. Such amount shall accrue interest until paid at the rate of 6% per annum. The Company agrees that it will maintain insurance on the life of the Executive in an amount reasonably determined by the Company to be sufficient to avoid the suspension described in the preceding sentence.

                      6.2 Termination Upon Disability. If during the term of this Agreement the Executive meets the requirements for physical or mental disability under the Company's long-term disability plan and is eligible to receive benefits thereunder, the Company may at any time prior to the Executive's recovery but after the last day of the sixth consecutive month of such disability, by written notice to the Executive, terminate the Executive's employment hereunder. In the event that the Executive's employment is terminated due to disability, the Company will offer to loan to the Executive an amount equal to the amount necessary to exercise all unexercised options held by the Executive, with interest accruing monthly at a rate equal to the prime rate, as published in the Wall Street Journal on the date the loan is made, plus 1%, and

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providing for a single payment of principal and interest at a date three years from the date of the loan.

                      Additionally, in such event, Executive (or his legal representatives) shall be entitled to receive the Executive's Base Salary and accrued bonus for the period ending on the date such termination occurred. Nothing in this Section 6.2 shall be deemed to in any way affect the Executive's right to participate in any disability plan maintained by the Company and for which the Executive is otherwise eligible.

                      6.3 Termination for Cause. The Executive's employment hereunder may be terminated by the Company for "Cause" (as herein defined) upon at least thirty (30) days' prior written notice to the Executive. Termination for Cause shall mean termination by reason of (a) the willful and continued failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies the manner in which the Executive is believed not to have substantially performed his duties, or (b) the Executive's willful engagement in conduct which is or is likely to become demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section, no act, or failure to act, on the part of the Executive shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for

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such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct of the type set forth above in this Section and specifying the particulars thereof in detail.

                      Upon termination for Cause hereunder the Executive shall be entitled to receive the Executive's Base Salary through the date of termination.

                      6.4 Voluntary Termination. The Executive may upon at least sixty (60) days' prior written notice to the Company terminate employment hereunder. Upon a voluntary termination the Executive shall be entitled to receive the Executive's Base Salary through the date of termination.

               7.     Severance.


                      (a) If, prior to the expiration of this Agreement, the Company breaches this Agreement by terminating the Executive's employment for any reason other than Cause (a "Breach"), or during the two year period next following a "Change in Control" (as herein defined) the Executive's employment with the Company is terminated for reasons other than death, disability or Cause ("Termination Upon Change in Control"), in lieu of additional salary payments to the Executive for periods subsequent to the date of such termination, the Company shall pay a lump sum severance payment (together with the payments provided in paragraph (c) below, the "Severance Payments") to the Executive at the time of termination. Such payment shall be an amount equal to the number of years, including fractional years, remaining until this Agreement would expire but for such termination (in any event however, the period shall be not less than two years nor more than the number of years, including the fractional years, from the date of such termination until the Executive's attainment of age
65) multiplied by the sum of

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(A) the Executive's Base Salary rate as in effect as of the date of termination and (B) the average of the bonus amounts awarded or due to the Executive pursuant to Section 3.2 of this Agreement. Payment of Severance Payments provided under this Section 7 in the event of a termination which constitutes a Breach by the Company will not prohibit Executive from seeking enforcement of the remaining provisions of this Agreement or other remedies for breach of this Agreement.

                      (b) In determining the amount of payments due under any incentive plan or other bonus plan in effect for the year in which the Executive is terminated as a result of a Breach or Termination Upon Change in Control, the Company shall pay the Executive at the time of termination a pro-rata portion of all contingent awards granted under such plans for all uncompleted periods, assuming for this purpose that the amount of each award that would have been paid upon the completion of such period would at least equal the pro rata amount of the greater of the target or maximum bonus, if any, provided for in such plan.

                      (c) The Company shall pay the Executive all reasonable legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement), unless the decision-maker in any proceeding, contest or dispute arising hereunder makes a formal finding that the Executive did not have a reasonable basis for instituting such proceeding, contest or dispute, in which event the Executive shall pay to the Company its reasonable legal fees and expenses incurred in the defense of such proceeding, contest or dispute.

                      (d) For the length of the period for which severance benefits are provided after any termination pursuant to this Section 7, the Company shall arrange to provide

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the Executive with life, disability, accident and group health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this paragraph (d) shall be reduced to the extent comparable benefits are actually received by the Executive during the period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Company.

                      (e) Nothing contained in this Section 7 shall prevent the Executive from receiving any and all benefits payable under any severance benefit plan or program maintained by the Company to which the Executive is entitled.

               8.     Definition of Change in Control.

                      For purposes of this Agreement a "Change in Control" shall be deemed to have occurred upon the first to occur of the following events:

                      (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than (i) the Company, or (ii) any corporation owned, directly or indirectly, by the stockholders of the Company or Holdings in substantially the same proportions as their ownership of stock of the Company or Holdings, or
(iii) Castle Harlan, Inc. or its affiliates), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or Holdings representing more than 50% of the combined voting power of the Company's or Holdings' then outstanding securities; or

                      (b) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Company's or Holdings' Board of Directors, and any new director (other than a

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director designated by a person who has entered into an agreement with the
Company or Holdings to effect the transaction described in clause (a) of this Section) whose election by the Company's or Holdings' Board of Directors or nomination for election by the Company's or Holdings' stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.


               9.     Restrictions and Obligations of the Executive.

                      (a) Consideration for Restrictions and Covenants. The parties hereto acknowledge and agree that the principal consideration for the agreement to make the payments provided in this Agreement by the Company to Executive and the grant to the Executive options to purchase common stock of the Company ("Common Stock") is the Executive's compliance with the undertakings set forth in this Section 9. Specifically, the Executive agrees to comply with the provisions of this Section 9 irrespective of whether the Executive is entitled to receive any such payments.

                      (b) Confidentiality. The confidential and proprietary information and, in any material respect, trade secrets of the Company are among its most valuable assets, including but not limited to, its customer and vendor lists, database, engineering, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers and operates its retail and other businesses. The Company invested, and continues to invest,

                                      -11-

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considerable amounts of time and money in its process, technology, know-how, obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company. The Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company and its business, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, divulge or use any such information, knowledge or data to anyone other than the Company and those designated by it.

                      (c) Non-Solicitation or Hire. During the stated term of this Agreement (as set forth in Section 2) (the "Employment Period") and for a two-year period following the termination of the Executive's employment for any reason, the Executive shall not, directly or indirectly (i) employ or seek to employ any person who is at the date of termination, or was at any time within the six-month period preceding the date of termination, an officer, general manager or director or equivalent or more senior level employee of the Company or any of its subsidiaries or otherwise solicit, encourage, cause or induce any such employee of the Company or any of its subsidiaries to terminate such employee's employment with the Company or such subsidiary for the employment of another company (including for this purpose the contracting with any person who was an independent contractor (excluding consultant) of the Company

                                      -12-

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during such period) or (ii) take any action that would interfere with the relationship of the Company or its subsidiaries with their suppliers or customers without, in either case, the prior written consent of the Company's Board of Directors, or engage in any other action or business that would have a material adverse effect on the Company.

                      (d) Non-Competition. (i) During the Employment Period and for a five-year period (the "Restriction Period") following the termination of the Executive's employment for any reason other than a termination by the Company without Cause, the Executive shall not, directly or indirectly:

                             (x) engage in any managerial, administrative,
advisory, consulting, operational or sales activities in a Restricted Business anywhere in the Restricted Area, including, without limitation, as a director or partner of such Restricted Business, or

                             (y) organize, establish, operate, own, manage,
control or have a direct or indirect investment or ownership interest in a Restricted Business or in any corporation, partnership (limited or general), limited liability company enterprise or other business entity that engages in a Restricted Business anywhere in the Restricted Area; and

                             (ii) Nothing contained in this Section 9 shall
prohibit or otherwise restrict the Executive from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if either (i) such entity is a public entity and the Executive (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) owns, directly or indirectly, no more than 3% of any class of equity securities of such entity or (ii) such entity is not a public entity and the Executive (A) is not a controlling Person of,

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or a member of a group that controls, such entity and (B) does not own, directly or indirectly, more than 1% of any class of equity securities of such entity.

                      (e)    Definitions. For purposes of this Section 9:

                             (i) "Restricted Business" means the business of
designing, manufacturing, servicing, operating, marketing, assembling, renting or leasing of air or gas compressors or devices using comparable technologies or other business in which Holdings or its subsidiaries may be engaged during the term of Executive's employment with the Company. To the extent that any entity is primarily engaged in a business other than a Restricted Business, the term "Restricted Business" shall mean the operations, division, segment or subsidiary of such entity that is engaged in any Restricted Business.

                             (ii) "Restricted Area" means any country in which
Holdings or its subsidiaries engages in any Restricted Business at any time during the term of Executive's employment with the Company.

               10.    Other Provisions.

                      10.1. Mitigation. Except as provided in Section 7(d) hereof, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 7 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

                      10.2. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage


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prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four days after the date of mailing, as follows:

                      (a)    If the Company, to:

                             4430 Brittmoore
                             Houston, Texas  77041
                             Attention:  Board of Directors

                             With copies to:

                             Castle Harlan, Inc.
                             150 E. 58th Street
                             New York, NY 10155
                             Attention:  Jeffrey M. Siegal

                             Schulte Roth & Zabel LLP
                             900 Third Avenue
                             New York, NY 10022
                             Attention:  Andre Weiss, Esq.

                      (b)    If Holdings or CHI, to


                             Castle Harlan, Inc.
                             150 E. 58th Street
                             New York, NY 10155
                             Attention:  Jeffrey M. Siegal

                             With copies to:

                             Schulte Roth & Zabel LLP
                             900 Third Avenue
                             New York, NY 10022
                             Attention:  Andre Weiss, Esq.

                      (c) If the Executive, to his home address set forth in the records of the Company.

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                      10.3 Entire Agreement. This Agreement contains the entire
agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                      10.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                      10.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of Delaware.

                      10.6 Assignability. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Agreement and its rights, together with its obligations, to any other entity which will substantially carry on the business of the Company.

                      10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                      10.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

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                      10.9 Remedies; Specific Performance. The parties hereto
hereby acknowledge that the provisions of Section 9 are reasonable and necessary for the protection of the Company. In addition, the Executive further acknowledges that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants. In addition, without limiting the Company's remedies for any breach of any restriction on the Executive set forth in Section 9, except as required by law, the Executive shall not be entitled to any payments set forth in Section 7 hereof if the Executive breaches any of the covenants applicable to the Executive contained in Section 9, the Executive will immediately return to the Company any such payments previously received under Section 7 upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 6.

                      10.10 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 9 are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects.

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                      10.11 Judicial Modification. If any court or arbitrator
determines that any of the covenants in Section 9, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

               11.    Arbitration.

                      Any controversy or claim arising out of or in connection with this Agreement (other than pursuant to Section 9) shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association. Such controversies shall be submitted to three arbitrators, one arbitrator being selected by the Company, one arbitrator being selected by the Executive, and the third being selected by the two so selected by the Company and the Executive or, if they cannot agree upon a third, by the American Arbitration Association. In the event that either the Company or the Executive, within one month after any notification of any demand for arbitration hereunder, shall not have selected its arbitrator and given notice thereof by registered or certified mail to the other, such arbitrator shall be selected by the American Arbitration Association. Confirmation of any award in any such arbitration may be held in any court having jurisdiction of the person against whom such award is rendered. Regardless of the circumstances giving rise to the need for arbitration, until such arbitration shall be finally determined and ended, the Base Salary of the Executive pursuant to Section 3.1, subject to the provisions of Sections 6 and 7, shall be paid monthly until the expiration of the term of this Agreement. If the results of such arbitration are more favorable to the position taken

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by the Executive than that taken by the Company, in the opinion of the arbitrators, then all costs and expenses incurred by the Executive in connection with such arbitration shall be paid by the Company. In the event that the arbitrators make a formal finding that the Executive did not have a reasonable basis for instituting the proceeding, contest or dispute giving rise to such arbitration, the Executive shall pay to the Company its reasonable legal fees and expenses incurred in the defense of the proceeding, contest or dispute giving rise to such arbitration.


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               IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.


                                            EXECUTIVE

                                             /s/ Ernie Danner
                                            ___________________________________
                                            Ernie Danner



                                            UNIVERSAL COMPRESSION, INC.

                                            By:   /s/ Ernie Danner
                                                 ______________________________
                                            Title:  ___________________________


                                            UNIVERSAL COMPRESSION
                                              HOLDINGS, INC.


                                            By:   /s/ Ernie Danner
                                                 ______________________________
                                            Title:  ___________________________